EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT
FOR THE ATWOOD ADVANTAGE

FOR IMMEDIATE RELEASE

HOUSTON, September 27, 2012 -- Atwood Oceanics, Inc.  (NYSE: ATW) announced today that one of its subsidiaries has been awarded a drilling services contract for the Atwood Advantage by a subsidiary of Noble Energy Inc. (NYSE: NBL) for a worldwide program commencing in the Eastern Mediterranean.  The Atwood Advantage is a 12,000 foot water depth capable, dynamically positioned drillship currently under construction at Daewoo Shipbuilding and Marine Engineering (“DSME”) shipyard in South Korea.  The agreement specifies an operating rate of approximately $584,000 per day and a firm duration of three years, exclusive of the mobilization period from DSME to the first drilling location.

The Atwood Advantage is scheduled to be delivered from the DSME shipyard in September 2013, after which it will mobilize for a period of approximately eighty days to its first location in the Eastern Mediterranean.  This contract adds $639 million in revenue backlog, bringing Atwood’s total revenue backlog to approximately $2.9 billion as of October 1, 2012.

Rob Saltiel, Atwood’s President and Chief Executive Officer, commented, "We are extremely pleased to be working with Noble Energy with the Atwood Advantage.  Our companies have enjoyed a long and productive working relationship, and this agreement exemplifies the spirit of collaboration that exists between our companies.  Atwood is committed to providing outstanding drilling service to Noble Energy with our state-of-the-art drillship, and we are proud to have been selected for this important drilling program.”

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 11 mobile offshore drilling units and is constructing two ultra-deepwater drillships and two high-specification jackups for deliveries in 2012, 2013 and 2014. The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including the expected delivery of the vessel, mobilization period and the length of the firm contractual commitment, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and